Exhibit 99.1

The Digital Engagement Company

FOR IMMEDIATE RELEASE

Bridgeline Digital Acquires Franchise

Web Platform Developer Elements Local

Over 3,200 Franchises on Elements Local Web Platform

Burlington, MA, August 1, 2013 - Bridgeline Digital, Inc. (NASDAQ: BLIN) announced today that it has acquired Elements Local, expanding Bridgeline Digital’s presence in the Franchise marketplace.

Located in Central coast California, Elements Local has developed an online marketing SaaS platform for the Franchise marketplace that incorporates brand reputation management tools, web content management, social media, eMarketing, and web analytics.

Elements Local is a respected web platform brand in the Franchise market. Strategically, Bridgeline Digital believes the acquisition of Elements Local will accelerate Bridgeline Digital’s time to market into the Franchise marketplace and strengthen Bridgeline Digital’s credibility and acceptance in the Franchise marketplace. Elements Local currently has 35 Franchisor customers and over 3,200 Franchises on their web platform. Over the past twelve months Elements Local has experienced a 95% retention rate. Most of Elements Local customers are national Franchise brands such as Sports Clips, MAACO, Glass Doctor, Pearle Vision, Molly Maids, and Mr. Handyman. In 2013 Elements Local is on track to having a record revenue year of over $2 million, of which the majority of this revenue is recurring. To learn more about Elements Local please visit www.elementslocal.com

Bridgeline Digital acquired Elements Local for $2.5 million, in a combination of cash, common stock, and earn-out consideration based on certain future financial performance. Elements Local founder and Chief Executive Officer, Jeremy LaDuque, has joined Bridgeline Digital as its Sr. Vice President of Franchise and Large Dealer Networks. Jeremy LaDuque is a Certified Franchise Expert and an active member of the International Franchise Association. He was awarded the Pacific Coast Business Times' "Top 40 Under 40" for his professional excellence and commitment to the community. Prior to starting Elements Local, Jeremy LaDuque was the Director of Web Services at Best 1 Internet.

"We are very excited about our merger with Bridgeline,” stated Jeremy LaDuque, Chief Executive Officer of Elements Local. “We are impressed with iAPPSds, and we believe our customers will be very interested in the strong value proposition the iAPPSds platform provides. It’s an impressive and powerful web engagement management product suite for the franchise and large dealer marketplace."

Thomas Massie, Bridgeline Digital's Chairman and Chief Executive Officer, stated, "We are ecstatic about our merger with the Elements Local team. They have an excellent reputation in the franchise market and combined with Bridgeline we believe we can quickly become a market leader in this space. There are over 750,000 franchises in North America and over 200,000 large dealer networks. We believe this market is vast and from a web platform perspective, we believe it is technologically underserved.”

About Bridgeline Digital

Bridgeline Digital, The Digital Engagement Company™, enables its customers to maximize the performance of their mission critical websites, intranets, and online stores. Bridgeline’s iAPPS® platform deeply integrates Web Content Management, eCommerce, eMarketing, and Web Analytics to help marketers deliver online experiences that attract, engage and convert their customers across all digital channels. Bridgeline provides end-to-end Digital Engagement solutions and boasts an award-winning team of interactive services professionals. Headquartered in Burlington, Mass., with nine additional locations throughout the United States, Bridgeline has thousands of customers that range from small organizations to Fortune 1000 companies. To learn more, please visit www.bridgelinedigital.com or call (800) 603-9936.

FREQUENTLY ASKED QUESTIONS

1.	Who is Elements Local?

Elements Local is a developer of an online marketing SaaS platform for the Franchise marketplace that incorporates brand reputation management tools, web content management, social media, eMarketing, and web analytics. Elements Local currently has 35 Franchisor customers and over 3,200 Franchises on their web platform. Most of Elements Local customers are national Franchise brands such as Sports Clips, MAACO, Glass Doctor, Pearle Vision, Molly Maids, and Mr. Handyman.

2.	How large is Elements Local in annual revenues, and how much of their revenues are recurring?

For the 2013 calendar year Elements Local is on track to generate $2.1M of annual revenue of which 80% is recurring revenues. Half of the recurring revenue is generated by an email marketing product solution Elements Local resells and makes 50% gross profit margin, the remaining recurring revenue is SaaS licensing revenue with a gross profit margin of 75%. Once Elements Local customers migrate to iAPPSds, the email marketing solution Elements Local resells will become iAPPS Marketier and the gross profit margin generated will be approximately 75%.

3.	Why is Bridgeline acquiring Elements Local?

In North America there are approximately 750,000 franchises and approximately 200,000 large dealer network organizations. From a web platform perspective we believe this market is vast and technologically underserved. The competition in this large vertical market are typically small companies, with limited resources, and antiquated technology. We believe iAPPSds is a superior web platform solution for the franchise and dealer networks. iAPPS is feature rich, tightly integrated, and provides scale. Bridgeline entered this market 9 months ago and is new and relatively unknown. With a growing pipeline and a 12 month sales cycle, we believe Bridgeline would benefit from a strategic acquisition that accelerates iAPPSds time to market and market acceptance. Elements Local not only provides this, the acquisition is immediately accretive, and more than half of the $2.5M purchased price is leveraged over the next 3 years.

4.	What are the financial terms of the transaction?

The purchase price of the acquisition is $2.5M of which $400k was paid at the closing, $197K of debt was assumed, and $604k of Bridgeline Digital common stock was issued to 4 shareholders. The stock is unregistered and subject to a one year lock up agreement. In addition the 4 owners of Elements Local will have the opportunity to earn $1.3M or $108k a quarter over a 12 quarter period in a combination of cash and stock. Certain quarterly revenue results must be achieved in order to earn the $108k quarterly earn out.

5.	When will the acquisition be closed?

The transaction is closed and does not require shareholder approval.

6.	How many Elements Local employees are joining Bridgeline Digital?

Approximately 15 employees are expected to join Bridgeline Digital.

7.	How are customers expected to benefit from the acquisition?

As a result of the acquisition Bridgeline Digital will be able to provide Elements Local customers with significantly more resources and capabilities. In addition once migrated to the iAPPSds platform, Elements Local customers will have access to more features, improved site performance, and superior scalability. However, because the key employees of Elements Local are now valued Bridgeline employees, Elements Local customers will receive the same level of care and attention.

8.	How will Bridgeline Digital begin to integrate Elements Local web platform?

Bridgeline Digital will immediately begin the process of introducing the feature rich iAPPSds platform. As Elements Local customers license agreements expire, each customer will be presented with an iAPPSds migration plan and proposal to migrate to iAPPSds.

9.	Will Elements Local agreements continue to be honored?

Bridgeline Digital will continue to honor the terms and conditions of all existing agreements for current Elements Local customers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions including the risks described in our filings with the Securities and Exchange Commission that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

# # #

For More Information please contact:

Michael Prinn

Executive Vice President &

Chief Financial Officer

Bridgeline Digital, Inc.

781-497-3016

mprinn@blinedigital.com

Jeremy LaDuque

Chief Executive Officer

Elements Local

(805) 547-1160 x 201

jladuque@elementsinc.net